UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 17, 2007
Argo Group International Holdings, Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	1-15259	98-0214719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, Including Zip Code, of Principal Executive Offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing Address)
Registrant’s telephone number, including area code: (441) 296-5858
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On August 17, 2007, Argo Group International Holdings, Ltd. (the “Company”) executed an employment agreement (the “Agreement”) with Mark E. Watson III, the Company’s President and Chief Executive Officer, that terminates on February 7, 2011. The Agreement replaces and supersedes the employment agreement previously entered into between Argonaut Group, Inc. and Mr. Watson. The Agreement provides that Mr. Watson will receive an annualized base salary of $1,000,000 (effective as of June 1, 2007) less applicable withholding and deductions (the “Base Salary”). The Company’s Board of Directors will review the Base Salary annually and may increase (but not decrease) it. Pursuant to the Agreement, Mr. Watson is also entitled to receive housing, relocation and home leave travel allowances. Mr. Watson’s relocation allowance is a lump sum payment of $1,500,000 which must be refunded to the Company if Mr. Watson terminates the Agreement without Good Reason (as defined in the Agreement) prior to August 7, 2008. In addition, Mr. Watson is entitled to receive an additional payment of $1,400,000 upon the execution of the Agreement, a percentage of which will be refunded to the Company if Mr. Watson terminates the Agreement without Good Reason (as defined in the Agreement) prior to August 7, 2011, depending on the termination date, if such termination was not in connection with a Change of Control (as defined in the Agreement). The Board of Directors will determine any annual bonus to which Mr. Watson may be entitled. He also is entitled to participate in any equity plans which may be established by the Company.
     In the event that the Company terminates Mr. Watson for Cause (as defined in the Agreement) he will receive his Base Salary and any benefits accrued as of the date of termination, and he will not be entitled to any other benefits except as required by law. Alternatively, the Company can elect, to place Mr. Watson on garden leave for one year with full pay and benefits.
     In the event that Mr. Watson terminates the Agreement for Good Reason (as defined in the Agreement) or the Company terminates Mr. Watson without Cause, Mr. Watson will continue to receive his Base Salary accrued through the date of termination and any bonus Fully-Earned (as defined in the Agreement) through the date of termination, and all unvested options and restricted stock will remain in force. In addition, Mr. Watson will be entitled to receive a payment equal to three times his Base Salary. If the termination occurs upon or following a Change of Control (as defined in the Agreement), the payment will be equal to five times his Base Salary. In addition, Mr. Watson shall also be eligible for continuation of benefits until he obtains reasonably equivalent employment or for three years from the date of termination, whichever is earlier. The Agreement also provides for tax gross-up payments to reimburse Mr. Watson for any excise tax he may incur under Section 409A and 4999 of the Internal Revenue Code of 1986, as amended.
     The Agreement contains certain confidentiality provisions and prohibits Mr. Watson from competing with us or soliciting our customers or employees for the one-year period following his termination.
     A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits.

10.1	Employment Agreement between Argo Group International Holdings, Ltd. and Mark E. Watson, III

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
	By:	/s/ Robert P. Myron
Dated: August 17, 2007		Name:	Robert P. Myron
		Title:	Chief Financial Officer